      As filed with the Securities and Exchange Commission on July 22,1997

                                                 Registration No. 333-__________



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               INTELLIGROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                   New Jersey
         (State or Other Jurisdiction of Incorporation or Organization)

                                   11-2880025
                      (I.R.S. Employer Identification No.)

                  517 Route One South, Iselin New Jersey 08830
              (Address of Principal Executive Offices) (Zip Code)

                                 1996 Stock Plan
                  1996 Non-Employee Director Stock Option Plan
                            (Full Title of the Plan)

                                  Ashok Pandey
          Chairman of the Board, President and Chief Executive Officer
                               Intelligroup, Inc.
                  517 Route One South, Iselin, New Jersey 08830
                     (Name and Address of Agent for Service)

                                 (908) 750-1600
          (Telephone Number, Including Area Code, of Agent For Service)
                                    Copy to:

                              David J. Sorin, Esq.
                           Richard S. Mattessich, Esq.
                               Buchanan Ingersoll
                              500 College Road East
                               Princeton, NJ 08540
                                 (609) 987-6800

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                                           Proposed             Proposed
                                                                            Maximum             Maximum
                                                         Amount            Offering            Aggregate          Amount Of
                 Title Of Securities                     To Be             Price Per            Offering         Registration
                  To Be Registered                   Registered(1)           Share               Price               Fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share
   Issuable pursuant to options to be granted
     under the 1996 Stock Plan .................         525,533       $   10.94(2)        $  5,749,331(2)         $ 1,742
   Issuable pursuant to options previously
     granted under the 1996 Stock Plan .........         881,700       $    9.58(3)        $  8,446,686(3)         $ 2,560
   Issuable pursuant to options to be granted
     under the 1996 Non-Employee Director
     Stock Option Plan..........................          60,000       $   10.94(2)        $    656,400(2)         $   199
   Issuable pursuant to options previously
     granted under the 1996 Non-Employee
     Director Stock Option Plan ................          80,000       $   10.97(4)        $    877,600(4)         $   266
------------------------------------------------------------------------------------------------------------------------------
       TOTAL                                           1,547,233                           $   15,730,017          $ 4,767
==============================================================================================================================

(1) For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been divided among four subtotals. Amount To Be Registered under the 1996 Stock Plan excludes 42,767 shares underlying such plan for which options have been issued and exercised.


(2) Pursuant to Rule 457(h) and Rule 457(c), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low price per share of the Registrant's Common Stock as reported on the Nasdaq National Market on July 17, 1997.


(3) Pursuant to Rule 457(h), these prices are calculated based on the weighted average exercise price of $9.58 per share covering 881,700 shares subject to stock options granted under the 1996 Stock Plan.


(4) Pursuant to Rule 457(h), these prices are calculated based on the weighted average exercise price of $10.97 per share covering 80,000 shares subject to stock options granted under the 1996 Non-Employee Director Stock Option Plan.

                                 ---------------

                                EXPLANATORY NOTE

         This Registration Statement has been filed by Intelligroup, Inc. (the "Company") in order to register an aggregate of 1,547,233 shares of the Company's Common Stock, $0.01 par value, as follows: (i) 140,000 shares of Common Stock issuable under the Company's 1996 Non-Employee Director Stock Option Plan (the "Director Plan"); and (ii) 1,407,233 shares of Common Stock issuable under the Company's 1996 Stock Plan (the "Stock Plan," and collectively with the Director Plan hereinafter referred to as the "Plans"), in each case adopted by the Board of Directors of the Company and approved by the shareholders of the Company on June 3, 1996. An additional 42,767 shares of Common Stock issuable under the Stock Plan have previously been issued pursuant to the exercise of options granted under the Stock Plan and, accordingly, are not included in this Registration Statement.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified by Part I of this Registration Statement on Form S-8 will be sent or given to participants of the Plans listed on the cover page of this Registration Statement as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Securities Act"). Such document(s) are not being filed with the Commission but constitute (when taken together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) (the "Section 10(a) Prospectus") of the Securities Act.

         The Company will provide a written statement to each participant of the Plans advising each such participant of the availability without charge, upon written or oral request, of the documents referred to under Item 3 -- "Incorporation of Documents by Reference" which have been incorporated in the
Section 10(a) Prospectus by reference, along with any other documents required to be delivered to employees pursuant to Rule 428(b) promulgated by the Commission under the Securities Act. Whenever updating information is required, the Company shall furnish promptly without charge to each Plan participant, upon written or oral request, a copy of all documents containing the Plan information required by Part I that then constitute part of the Section 10(a) Prospectus, although documents previously furnished need not be re-delivered. Requests for such copies should be directed to the Company's Chief Financial Officer, Intelligroup, Inc., 517 Route One South, Iselin, New Jersey 08830. Telephone requests may be directed to (908) 750-1600.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents which have been or will be filed with the Commission are incorporated herein by reference and in the Section 10(a) Prospectus by reference:

                  (a) The Company's latest Prospectus filed on June 27, 1997 pursuant to Rule 424(b) under the Securities Act.

                  (b) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 1996.

                  (c) The description of the Company's Common Stock, $.01 par value, which is contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act in the form declared effective by the Commission on September 26, 1996, including any subsequent amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 14A:3-5 of the New Jersey Business Corporation Act permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liabilities in connection with any proceeding involving such persons by reason of his serving or having served in such capacities or for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful, provided that any such proceeding is not by or in the right of the corporation.

         Section 14A:2-7(3) of the New Jersey Business Corporation Act enables a corporation in its certificate of incorporation to limit the liability of directors and officers of the corporation to the corporation or its shareholders. Specifically, the certificate of incorporation may provide that directors and officers of the corporation will not be personally liable for money damages for breach of a duty as a director or an officer, except for liability (i) for any breach of the director's or officer's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve a knowing violation of law, or (iii) for any transaction from which the director or officer derived an improper personal benefit.

         The Registrant's amended and restated certificate of incorporation limits the liability of its directors and officers as authorized by Section 14A:2-7(3). The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of the Company is required to amend such provisions.

         Article 11 of the Registrant's Amended and Restated By-laws specifies that the Registrant shall indemnify its directors and officers to the extent such parties are involved in or made a party to any action, suit or proceeding because he was a director or officer of the Company. The Company has agreed to indemnify such parties for their actual and reasonable expenses if such party acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and such party had no reasonable cause to believe his conduct was unlawful. This provision of the By-laws is deemed to be a contract between the Registrant and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the New Jersey Business Corporation Act are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of capital stock of the Company is required to adopt, amend or repeal such provision of the By-laws.

         The Registrant has executed indemnification agreements with each of its directors and executive officers pursuant to which the Registrant has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a Director, officer, employee, agent or fiduciary of the Company.

         The Registrant has liability insurance for the benefit of its Directors and officers which will provide coverage for losses of Directors and officers for liabilities arising out of claims against such persons acting as Directors or officers of the Registrant (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such Directors and officers, except as prohibited by law, or otherwise excluded by such insurance policy.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

       Exhibit
        Number                         Description
        ------                         -----------
         4.1                     1996 Stock Plan.

         4.2                     1996 Non-Employee Director Stock Option Plan.

         5                       Opinion of Buchanan Ingersoll.

         23.1                    Consent of Arthur Andersen LLP.

         23.2 Consent of Buchanan Ingersoll (contained in the opinion filed as Exhibit 5).

         24 Power of Attorney (see "Power of Attorney" below).

ITEM 9. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Iselin, state of New Jersey, on this 22nd day of July, 1997.

                                   INTELLIGROUP, INC.

                                   By: /s/Ashok Pandey
                                       ---------------------------------
                                          Ashok Pandey
                                          Chairman of the Board, President and
                                          Chief Executive Officer



                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Ashok Pandey and Robert M. Olanoff, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         SIGNATURE                                           TITLE                                    DATE
         ---------                                           -----                                    ----
/s/Ashok Pandey                               Chairman of the Board, President, Chief           July 22, 1997
--------------------------------------        Executive Officer and Director (principal
Ashok Pandey                                  executive officer)

/s/Rajkumar Koneru                            Executive Vice President and Director             July 22, 1997
--------------------------------------
Rajkumar Koneru

/s/Nagarjun Valluripalli                      Executive Vice President and Director             July 22, 1997
--------------------------------------
Nagarjun Valluripalli

/s/Robert M. Olanoff                          Chief Financial Officer, Secretary and            July 22, 1997
--------------------------------------        Treasurer (principal financial and
Robert M. Olanoff                             accounting officer)

/s/Klaus Besier                               Director                                          July 22, 1997
--------------------------------------
Klaus Besier

/s/David Finley                               Director                                          July 22, 1997
--------------------------------------
David Finley

/s/Kevin P. Mohan                             Director                                          July 22, 1997
--------------------------------------
Kevin P. Mohan

/s/Thomas S. Roberts                          Director                                          July 22, 1997
--------------------------------------
Thomas S. Roberts

                                  EXHIBIT INDEX


      Exhibit                          Description
       Number
       ------
        4.1                    1996 Stock Plan.

        4.2                    1996 Non-Employee Director Stock Option Plan.

        5                      Opinion of Buchanan Ingersoll.

        23.1                   Consent of Arthur Andersen LLP.

        23.2 Consent of Buchanan Ingersoll (contained in the opinion filed as Exhibit 5).

        24                     Power of Attorney (included on signature page).